Exhibit 99.1

♦ News ♦

FOR IMMEDIATE RELEASE: October 27, 2004

CONTACT:
Hytek Microsystems, Inc.	Financial Relations Board
John F. Cole	Laurie Berman
President & CEO	(310) 854-8315
(775) 883-0820

HYTEK REPORTS FISCAL 2004 THIRD QUARTER AND YEAR-TO-DATE RESULTS

Carson City, NV – October 27, 2004 - Hytek Microsystems, Inc. (OTC Bulletin Board: HTEK.OB) today announced fiscal 2004 third quarter and year-to-date financial results.

Net revenues for the third quarter ended October 2, 2004 increased approximately 3% to $2,567,000 from $2,501,000 for the third quarter ended September 27, 2003. Net loss for the third quarter ended October 2, 2004 was $230,000, or $0.07 per diluted share, compared to a net loss of $183,000, or $0.06 per diluted share, for the same quarter one year ago.

For the first nine months ended October 2, 2004, net revenues were $7,636,000, a 3% increase from net revenues of $7,615,000 for the nine-month period ended September 27, 2003. Net loss for the nine-month period ended October 2, 2004 was $149,000, or $0.05 per diluted share, compared to a net loss of $389,000, or $0.12 per diluted share, for the comparable nine-month period ended September 27, 2003. Contributing to the reduced net loss for the nine-month period ended October 2, 2004 as compared to the same period last year was an accumulation of scrap recovery totaling approximately $119,000, which reduced cost of sales during the first quarter.

“Although we’re not happy with our loss for the quarter, it was expected as our product mix contributed to below breakeven sales levels,” stated John F. Cole, President and CEO of Hytek Microsystems. “We remain focused on the long-term growth opportunities we see in the market and to this end, we are currently maintaining our cost infrastructure in support of these opportunities.”

The report of independent auditors on the Company’s January 3, 2004 financial statements includes an explanatory paragraph indicating there is substantial doubt about the Company’s ability to continue as a going concern, and significant doubt about the Company’s ability to continue as a “going concern” may continue to exist throughout fiscal 2004.

Founded in 1974 and headquartered in Carson City, Nevada, Hytek specializes in hybrid microelectronic circuits that are used in military applications, geophysical exploration, medical instrumentation, satellite systems, industrial electronics, opto-electronics and other OEM applications.

Note: News releases and other information regarding Hytek Microsystems can be accessed on the Internet at http://www.hytek.com, or at http://www.frbinc.com.

[Financial Tables Follow]

HYTEK MICROSYSTEMS, INC.

CONDENSED FINANCIAL SUMMARY

(Unaudited)

(In thousands, except per share data)

CONDENSED STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Nine Months Ended
	10/2/04	9/27/03	10/2/04	9/27/03
Net revenues	$2,567	$2,501	$7,636	$7,615

Net loss	$(230)	$(183)	$(149)	$(389)

Basic and diluted loss per share	$(0.07)	$(0.06)	$(0.05)	$(0.12)

Shares used in the calculation of net loss per share

Basic	3,256	3,256	3,256	3,256
Diluted	3,256	3,256	3,256	3,256

CONDENSED BALANCE SHEET DATA

	10/2/04	1/3/04
Assets

Current assets	$4,449	$4,617
Plant and equipment, net	$762	$843
Other assets	$11	$23

Total assets	$5,222	$5,483

Liabilities and shareholders’ equity

Current liabilities	$2,036	$2,151
Long-term debt obligations	0	0
Shareholders’ equity	$3,186	$3,332

Total liabilities and shareholders’ equity	$5,222	$5,483

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